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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of report: NOVEMBER 16, 2005
                        (Date of earliest event reported)

                                IDEX CORPORATION
             (Exact name of registrant as specified in its charter)


     DELAWARE                         1-10235                    36-3555336
    (State of                (Commission File Number)          (IRS Employer
  Incorporation)                                            Identification No.)

                                 630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062
          (Address of principal executive offices, including zip code)

                                 (847) 498-7070
              (Registrant's telephone number, including area code)



          Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 - Entry into a Material Definitive Agreement

Amendment to Supplemental Executive Retirement Plan ("SERP") and Deferred Compensation Plans

         On November 16, 2005 the Compensation Committee of the Board of Directors of IDEX Corporation (the "Company") took action to amend the Company's Supplemental Executive Retirement Plan ("SERP"), 1996 Deferred Compensation Plan for Officers ("Officers Deferred Compensation Plan") and Directors Deferred Compensation Plan ("Directors Deferred Compensation Plan") as follows:

         SERP - Effective January 1, 2006 the SERP will be amended as follows:

     o Participation in the SERP will be limited to officers of the Company and certain key employees as designated by the Compensation Committee of the Board of Directors. The SERP currently provides for participation by all employees who earned more than the dollar limitation on compensation applicable under IRS rules applicable to tax qualified plans (the "Qualified Plan Limit").

     o Allow participants to elect the form of their benefit from the SERP in either a lump sum or five year certain annuity; provided, however, any participant with a benefit at termination with a present value of less than $20,000 will be paid in a lump sum. The SERP currently provides only for payment in a lump sum.

     o On the defined contribution benefit under the SERP, participant's accounts will be credited with interest based on the Moody's Corporate Bond Rate. Participant's accounts currently are credited with interest equal to the rate on U.S. Government Securities Treasury Constant Maturities with 10 year maturities as of December 1st of the preceding calendar year plus 200 basis points.

     o Participants who receive a defined contribution SERP benefit will be eligible for an annual Company contribution which mirrors the Company match under the Company's tax qualified Employee Savings Plan and equals 4% of the participant's compensation over the Qualified Plan Limit in addition to the current contributions under the defined contribution portion of the SERP which range from 3.5% to 5% based on an age and service formula.

         Officers Deferred Compensation Plan and Directors Deferred Compensation Plan - Effective January 1, 2006 the SERP will be amended as follows:

     o To allow participants to elect deferrals of compensation until termination of employment/service as a director, or five or ten years following the year in which the compensation/fees would otherwise be paid absent such election. Distributions will commence on the January 1 of the year following the year for which distribution elections are made. However, if required by Section 409A of the Internal Revenue Code distributions under the Officers Deferred Compensation Plan made on account of termination of employment will not commence sooner than six months following the participant's termination.

     o Participant will be allowed to elect distributions in the form of lump sums or in installments over five years.


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     o   If elected to be invested in the interest bearing account,
         Participant's accounts are currently credited with interest equal to the rate on U.S. Government Securities Treasury Constant Maturities with 10 year maturities as of December 1st of the preceding calendar year plus 200 basis points. Beginning in 2006, participant's accounts will be credited with interest based on the Moody's Corporate Bond Rate.

Entry into Executive Long-Term Disability Benefit Plan

         On November 16, 2005 the Company adopted an executive long term disability program (the "Executive LTD Program") for corporate officers and certain key employees as designated by the Compensation Committee of the Board of Directors. Under the Executive LTD Program, participants will receive supplemental disability benefits above those provided under the Company's group long term disability plan applicable to all employees. The Company's general group long term disability plan provides a benefit of 60% of base salary up to $10,000 per month or $120,000 per year on a maximum annual base salary of $200,000. The Executive LTD Program will provide benefits equal to 60% of annual base salary between $200,000 and $260,000 or an additional $3,000 per month benefit. In addition, the Executive LTD Program will provide for a catastrophic benefit of an additional $3,000 per month payable to age 65. Mr. Kingsley, will receive an additional benefit to provide him a total benefit of 60% of his current base salary ($600,000) for an annual benefit of $360,000. Mr. Kingsley's benefit is a set dollar amount and will not increase as his base salary increases. Participants will pay the premiums on the Executive LTD Program on an after-tax basis. The Company will provide a year end allowance equal to the premium costs of the Executive LTD Program and a gross-up to the participants on the taxes associated with such year end allowance. The estimated cost of the premiums and the tax gross-up for all participants will be approximately $45,000 each year.


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SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 22, 2005
                                        IDEX CORPORATION



                                        By:  /s/ Dominic A. Romeo



                                             Name:   Dominic A. Romeo
                                             Title:  Vice President and
                                                     Chief Financial Officer




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